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Exhibit 23.4

Deloitte & Co. S.R.L.
Florida 234, Piso 5°
C1005AAF
Ciudad Autónoma
de Buenos Aires
Argentina

Tel: (54-11) 4320-2700
Fax: (54-11) 4325-8081/4326-7340
www.deloitte.com

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form 20-F of our report dated August 6, 2008 relating to the consolidated financial statement of ELECTRICIDAD ARGENTINA S.A. (an Argentine Corporation) (the “Company”) and its subsidiary EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (“Edenor” or “the subsidiary”) as of September 28, 2007 and for the eight month and twenty eight days period then ended, and as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (a) the ratification of the Adjustment Agreement by the Federal Government and the implementation of the new electricity rate schedule, (b) that accounting principles generally accepted in Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America and that information relating to the nature and effect of such differences is presented in Note 30 to the consolidated financial statements), appearing in this Registration Statement and to the reference to us under the headings “Presentation of information- Recent acquisitions” and "Experts" in such Registration Statement.

Deloitte & Co. S.R.L.
Buenos Aires City, Argentina
August 3, 2009
/s/ Deloitte & Co. S.R.L.
/s/ Daniel H. Recanatini

Daniel H. Recanatini
Partner

Deloitte & Co. S.R.L. - Registro de Soc. Com. CPCECABA - T° 1 Folio 3

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